Calculation of Filing Fee Tables
S-8
RCM TECHNOLOGIES, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.05 par value	Other	1,000,000	$ 42.161	$ 42,161,000.00	0.0001381	$ 5,822.43
Total Offering Amounts:						$ 42,161,000.00		$ 5,822.43
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 5,822.43
Offering Note
[1]	(1) Consists of 1,000,000 issuable under the RCM Technologies, Inc. 2025 Omnibus Equity Compensation Plan. (2) Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminable number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event. (3) Fee calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended. Estimated solely for the purpose of calculating the registration fee based on the average of the high and low prices per share of the registrant's common stock on August 19, 2026, as reported on the NASDAQ Global Market.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources